EXHIBIT 99.05

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Registration Statement on Form S-4, to which this consent is an exhibit, filed by Bank of Marin Bancorp (the “Registrant”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of the Registrant upon consummation of the Merger (as such term is defined in the Agreement to Merge and Plan of Reorganization, dated as of April 16, 2021, by and among the Registrant, Bank of Marin Bancorp and American River Bankshares), and to the filing of this consent as an exhibit to the Registration Statement.

Date:	June 11, 2021

By:	/s/ Nicolas C. Anderson
Name: Nicolas C. Anderson